Exhibit 10.5

January 27, 2003

James Irish
12437 Tom Dolley
Truckee, CA 96161

Dear James,

American Technology Corporation (“ATC”) is pleased to present to you with this 90-day engagement letter under the following terms and conditions: After completion of 90-day probationary period a formal 3 year employment agreement will be written to incorporate, but not limited to, the terms and conditions specifically listed below.

1) Starting date:	February 10, 2003

2) Base salary:	$150,000

3) Stock options:

You will receive options as part of the compensation package from the Company. The option price will be closing bid price on date of employment. You will receive a Stock Option Grant for 100,000 shares, vesting as follows: 25% after 90 day probationary period, and 25% thereafter annually on anniversary date over a three year period.

4) Insurance:

Medical and dental coverage. ATC will provide coverage in terms stated in our Policy Manual. Medical and Dental premiums for employee and dependents are covered 100%. These benefits commence on March 1, 2003.

5) Temporary Living:	Employee shall receive, an allowance no greater then $25,000 annually for temporary housing. The Company to sign lease agreement.

6) Relocation allowance:	The employee shall receive $20,000 maximum for moving expenditures incurred as part of his relocation.

7) Auto Allowance:	$500.00 per month beginning immediately.

8) Vacation/Holiday time:

The Company observes 9 paid holidays per calendar year. Vacation days are known as personal days off (“PDO”) are accrued per pay period. This engagement letter entitles you to accrue 3 weeks for the first year and 4 weeks thereafter, with a maximum of 200 hours accrued as per the Company policy.

Exhibit 10.5

9) Bonus:	To be determined by the Compensation Committee and approved by Board of Directors after 90-day probationary period.

10) 401k Plan:	A 401K plan is available with multiple investment options and a company match.

Your title with ATC will be the Chief Executive Officer where by you will report directly to the Board of Directors. You will also be classified as a Section 16 filer and be required to submit information regarding your current holdings of ATC shares to the Securities and Exchange Commission (“SEC”) accordingly.

Please sign this engagement letter in the space provided below signifying your having read and accepted the terms herein. A copy has been provided for your records.

We all look forward to your joining American Technology Corporations Team with expectation and anticipation.

Sincerely,

/s/ ELWOOD G. NORRIS

Elwood G. Norris Chairman

/s/ JAMES IRISH	January 27, 2003

James Irish	Date:

cc:  Human resources